Exhibit (s)

EX. FILING FEES

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Blackstone Secured Lending Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares, $0.001 par value per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—

Fees to Be Paid	Equity	Preferred Shares, $0.001 par value per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—

Fees to be paid	Equity	Warrants	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—

Fees to Be Paid	Other	Subscription Rights	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—

Fees to Be Paid	Debt	Debt Securities(3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—

Fees Previously Paid												—

Total Offering Amounts												—

Total Fees Previously Paid								—				—

Total Fee Offsets												$—

Net Fee Due												—

(1)

An indeterminate aggregate initial offering price or number of shares of common shares, preferred shares or warrants as may be sold, from time to time. Warrants may represent rights to purchase common shares, preferred shares or debt securities as may from time to time be offered hereunder by Blackstone Secured Lending Fund (the “registrant”) at indeterminate prices.

(2)

In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is deferring payment of all of the registration fees and will pay any registration fees subsequently in advance or on a pay-as-you-go basis.

(3)	Debt securities may be issued at an original issue discount.